Exhibit 99.1

AMETEK Announces Fourth Quarter and Full Year Results

BERWYN, PA, FEBRUARY 4, 2021 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the fourth quarter and full year ended December 31, 2020.

AMETEK’s fourth quarter 2020 sales were $1.20 billion, an 8% decline compared to the fourth quarter of 2019. Operating income in the quarter was $298.1 million, up slightly versus last year’s fourth quarter and operating margins were a record 24.9%, up 210 basis points over the same period last year.

On a GAAP basis, fourth quarter earnings per diluted share were $0.95. Adjusted earnings in the quarter were $1.08 per diluted share, equal to the fourth quarter of 2019. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.13 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK completed a challenging year with an excellent fourth quarter,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We continued to see solid sequential sales and order improvements in the quarter despite the ongoing impacts of the COVID-19 pandemic. Furthermore, we delivered record operating results and substantial margin expansion in the fourth quarter, with EBITDA margins a robust 30.1%.”

“Additionally, our operational strength resulted in record levels of cash flow in the fourth quarter with operating cash flow up 13% to $386 million and free cash flow up 16% to $349 million representing 158% of net income, further strengthening our balance sheet and liquidity position,” noted Mr. Zapico.

Electronic Instruments Group (EIG)

EIG sales in the fourth quarter were $819.4 million, down 7% from the fourth quarter of 2019. EIG’s operating income in the quarter increased 3% to a record $236.0 million and operating income margins were a record 28.8%, up 270 basis points over the prior-year period.

“EIG delivered outstanding operating results in the fourth quarter,” noted Mr. Zapico. “While year over year sales were down in line with expectations, we saw strong sequential sales improvement. Additionally, EIG’s operational initiatives drove significant margin expansion and record operating margins.”

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Electromechanical Group (EMG)

Sales for EMG in the fourth quarter were $379.5 million, down 11% from the same quarter in 2019. EMG’s fourth quarter operating income was $79.8 million and operating income margins were 21.0%, up 110 basis points versus the same period last year.

“EMG also delivered strong operating results in the quarter,” added Mr. Zapico. “As EMG’s topline was negatively impacted by the divestiture of Reading Alloys and weaker demand due to the global pandemic, EMG drove impressive operating margin expansion through our cost and asset management initiatives.”

2021 Outlook

“This last year presented unprecedented challenges, both personally and professionally, for everyone at AMETEK. Our employees stepped up to these challenges and our businesses delivered results that consistently exceeded our expectations,” continued Mr. Zapico.

“Our success in 2020 was a testament to the strength of the AMETEK Growth Model, our ability to navigate through difficult economic environments, and the tremendous efforts of our talented workforce. We remain committed to investing in our businesses and our people to drive long-term, sustainable growth,” noted Mr. Zapico.

“While uncertainty remains, our diverse end markets, record backlog and solid order momentum provide a positive outlook for the year ahead. For 2021, we expect overall sales to be up mid-single digits on a percentage basis compared to 2020. Adjusted earnings per diluted share are expected to be in the range of $4.18 to $4.30, an increase of 6% to 9% over the comparable basis for 2020,” he added.

"For the first quarter of 2021, overall sales are expected to be down low to mid-single digits compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $0.97 to $1.02 per share," concluded Mr. Zapico.

Conference Call

AMETEK will webcast its fourth quarter 2020 investor conference call on Thursday, February 4, 2021, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

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About AMETEK

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2020 sales of more than $4.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$1,198,947	$1,304,821	$4,540,029	$5,158,557

Cost of sales	769,968	858,175	2,996,515	3,370,897
Selling, general and administrative	130,866	148,991	515,630	610,280
Total operating expenses	900,834	1,007,166	3,512,145	3,981,177

Operating income	298,113	297,655	1,027,884	1,177,380

Interest expense	(19,465)	(23,045)	(86,062)	(88,481)
Other (expense) income, net	(1,941)	(6,630)	140,487	(19,151)

Income before income taxes	276,707	267,980	1,082,309	1,069,748

Provision for income taxes	55,682	47,203	209,870	208,451

Net income	$221,025	$220,777	$872,439	$861,297

Diluted earnings per share	$0.95	$0.96	$3.77	$3.75
Basic earnings per share	$0.96	$0.97	$3.80	$3.78

Weighted average common shares outstanding:
Diluted shares	231,890	230,006	231,150	229,395
Basic shares	229,978	228,557	229,435	227,759

Dividends per share	$0.18	$0.14	$0.72	$0.56

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales:
Electronic Instruments	$819,449	$880,171	$2,989,928	$3,322,881
Electromechanical	379,498	424,650	1,550,101	1,835,676
Consolidated net sales	$1,198,947	$1,304,821	$4,540,029	$5,158,557

Operating income:
Segment operating income:
Electronic Instruments	$236,007	$229,859	$770,620	$865,307
Electromechanical	79,808	84,602	324,962	387,931
Total segment operating income	315,815	314,461	1,095,582	1,253,238
Corporate administrative expenses	(17,702)	(16,806)	(67,698)	(75,858)
Consolidated operating income	$298,113	$297,655	$1,027,884	$1,177,380

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,212,822	$393,030
Receivables, net	597,472	744,760
Inventories, net	559,171	624,567
Other current assets	153,005	263,414
Total current assets	2,522,470	2,025,771

Property, plant and equipment, net	526,530	548,908
Right of use asset, net	167,233	179,679
Goodwill	4,224,906	4,047,539
Other intangibles, investments and other assets	2,916,344	3,042,662
Total assets	$10,357,483	$9,844,559

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$132,284	$497,449
Accounts payable and accruals	943,631	928,409
Total current liabilities	1,075,915	1,425,858

Long-term debt, net	2,281,441	2,271,292
Deferred income taxes and other long-term liabilities	1,050,781	1,031,917
Stockholders' equity	5,949,346	5,115,492
Total liabilities and stockholders' equity	$10,357,483	$9,844,559

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

EBITDA
	Three Months Ended
	December 31,
	2020	2019
(In millions)

Net income	$221.0	$220.8
Add (deduct):
Interest expense	19.5	23.0
Interest income	(0.4)	(1.4)
Income taxes	55.7	47.2
Depreciation	26.1	27.4
Amortization	38.8	36.8
EBITDA	$360.7	$353.8

EBITDA Margin (EBITDA divided by net sales)	30.1%	27.1%

FREE CASH FLOW
	Three Months Ended
	December 31,
	2020	2019
(In millions)

Cash provided by operating activities	$385.9	$342.2
Deduct: Capital expenditures	(37.0)	(40.8)
Free cash flow	$348.9	$301.4

Free Cash Flow Conversion (Free cash flow divided by net income)	158%	137%

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Diluted earnings per share (GAAP)	$0.95	$0.96	$3.77	$3.75
Pretax amortization of acquisition-related intangible assets	0.17	0.16	0.67	0.58
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.04)	(0.16)	(0.14)
Realignment costs	—	—	0.19	—
Income tax benefit on realignment costs	—	—	(0.04)	—
Gain from sale of Reading Alloys	—	—	(0.61)	—
Income tax charge on gain on sale of Reading Alloys	—	—	0.14	—
Rounding	—	—	(0.01)	—
Adjusted Diluted earnings per share (Non-GAAP)	$1.08	$1.08	$3.95	$4.19

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	March 31,		December 31,
	Low	High	Low	High
	2021	2021	2021	2021

Diluted earnings per share (GAAP)	$0.84	$0.89	$3.68	$3.80
Pretax amortization of acquisition-related intangible assets	0.17	0.17	0.66	0.66
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.04)	(0.16)	(0.16)
Adjusted Diluted earnings per share (Non-GAAP)	$0.97	$1.02	$4.18	$4.30

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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